Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES TAKEOVER BID FOR SHARES OF DOLLY

VARDEN SILVER AT 97% PREMIUM

FOR IMMEDIATE RELEASE

June 27, 2016

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced that it will make a takeover bid for all of the outstanding shares of Dolly Varden Silver Corporation not owned by Hecla and its affiliates for C$0.69 cash per share. The bid will be subject to a minimum tender condition that more than 50% of the shares are tendered, excluding shares owned by Hecla and its affiliates.

This offer reflects a premium of approximately 55% based on Dolly Varden’s closing price on June 24, 2016, and a premium of approximately 97% based on the volume-weighted average price of the Dolly Varden shares on the TSX-V for the 20 trading days ending June 24, 2016.

“While we believe that Dolly Varden can one day be a significant silver producer, we are very concerned with the current Board’s value destruction for shareholders,” said Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer.

“These directors are not acting in shareholders’ best interests with a new loan arrangement that causes substantial dilution at a low share price. Their plan starts with issuing warrants with an ‘option value’ of C$0.275 each and an exercise price of C$0.30, which is well below the current share price and our offer price. The warrants are issued in exchange for a loan whose maturity is only three months longer than the existing loan and adds little to the treasury. The Dolly Varden Board is proceeding with this arrangement despite Hecla’s expressed willingness months ago to extend the existing loan and a formal offer that, compared to the proposed new loan, extends the maturity a year longer, provides a lower interest rate and two times more new funding. To protect ourselves and other shareholders, we are offering to buy Dolly Varden shares for cash at C$0.69. If we acquire all shares we expect to spend about $12 million.”

Hecla also announced that it has entered into support agreements with shareholders (the “Supporting Shareholders”) who collectively hold 2,500,000 Dolly Varden shares and 1,250,000 Dolly Varden warrants.

Hecla and the shareholders who support the bid hold in aggregate 5,120,291 shares and 2,500,000 warrants, being approximately 34.4% of Dolly Varden’s shares on a fully diluted basis. Each warrant entitles the holder to acquire one additional share at a price of $0.30 per share and is exercisable for a period ending September 30, 2018. The Supporting Shareholders have agreed to tender their shares and warrants into Hecla’s takeover bid, and to otherwise support the takeover bid.

Hecla, through its wholly owned subsidiary Hecla Canada Ltd., controls 2,620,291 shares and 1,250,000 warrants. Assuming exercise only of the warrants held by Hecla Canada, Hecla owns and controls 3,870,291 Dolly Varden shares, or approximately 19.8% of the shares calculated on a partially diluted basis.

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com

Hecla has notified the TSX-V of its concerns and requested that the Exchange not approve the issuance of warrants to Dolly Varden’s proposed new lenders. Shareholders who share Hecla’s concerns with this financing package should contact the Exchange.

It is within the power of the Board of Directors of Dolly Varden to significantly shorten the minimum bid period, allowing shareholders to receive the benefits of Hecla’s offer in only 35 days. Shareholders are encouraged to contact Dolly Varden and to urge management and the Board to allow Hecla’s takeover bid to proceed in the minimum time frame allowed.

Hecla’s takeover bid for Dolly Varden has been approved by Hecla’s Board of Directors and will not require approval by its shareholders. Hecla’s takeover bid will be subject to a condition that there be validly deposited and not withdrawn such number of Dolly Varden shares which, excluding securities beneficially owned or over which control or direction is exercised by Hecla or its affiliates or any person acting jointly or in concert with Hecla, constitutes more than 50% of Dolly Varden’s outstanding shares. The bid will also be subject to certain other customary conditions.

Important Notice

This press release does not constitute an offer to buy or the solicitation of an offer to sell any securities of Dolly Varden.

About Hecla

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

hmc-info@hecla-mining.com

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company ● 1-800-432-5291● hmc-info@hecla-mining.com